Exhibit 99.2

Consent of Merriman Curhan Ford & Co.

We hereby consent to the inclusion in the Registration Statement on Form S-4 of Ligand Pharmaceuticals Incorporated (“Ligand”) relating to the proposed merger of Moonstone Acquisition, Inc., a wholly-owned subsidiary of Ligand with and into Metabasis Therapeutics, Inc. (the “Registration Statement”), of (i) our opinion letter dated October 26, 2009, appearing as Annex G to the proxy statement/prospectus which is a part of the Registration Statement, and (ii) the references in the Registration Statement to such opinion letter and our firm name. In giving such consent, we do not thereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Merriman Curhan Ford & Co.
Merriman Curhan Ford & Co.
New York, New York
November 12, 2009